Exhibit 10.1

JOINDER AND AMENDMENT TO COMMERCIAL LOAN AGREEMENT
AND LOAN DOCUMENTS

THIS JOINDER AND AMENDMENT (this “Joinder and Amendment”), made effective as of the ___ day of __________________ 2007 (the “Effective Date”), is by and among TD BANKNORTH, N. A. (f/k/a Banknorth, N.A.), a national banking association with a business address of 5 Commerce Park North, Bedford, New Hampshire 03110 (the “Bank”); BRANDPARTNERS GROUP, INC., a Delaware corporation (“BPG”) and BRANDPARTNERS RETAIL, INC. (“BPR”), a New Hampshire corporation, each with executive offices at 10 Main Street, Rochester, New Hampshire 03839 (BPG and BPR being jointly, severally, and collectively, the “Borrower”); and GRAFICO INCORPORATED (“GI”) and BUILDING PARTNERS, INC. (“BPI”), each a Delaware corporation, with executive offices at 10 Main Street, Rochester, New Hampshire 03839.

RECITALS:

WHEREAS, the Bank has extended to Borrower certain credit facilities, including a revolving line of credit loan in the maximum principal amount of up to Five Million Dollars ($5,000,000.00) (the “Revolving Line of Credit”) and a term loan in the original principal amount of Two Million Dollars ($2,000,000.00) (the “Term Loan” and collectively with the Revolving Line of Credit, the “Loans”), pursuant to a certain Commercial Loan Agreement dated May 5, 2005, as amended to date (as amended, the “Loan Agreement”), and certain other related documents, instruments, agreements, assignments, and certificates executed and/or delivered in connection with the Loans, as amended to date (collectively as amended referred to as the “Loan Documents”);

WHEREAS, the Loans and all other Obligations of the Borrower to the Bank are guaranteed by GI pursuant to a certain Guaranty Agreement of GI, dated May 5, 2005, as amended to date (as amended, the “Guaranty”);

WHEREAS, BPG formed its wholly-owned subsidiary BPI in 2006;

WHEREAS, the Borrower has requested, and the Bank has agreed, that BPI become a party to the Loan Agreement as a guarantor; and

WHEREAS, the Borrower would be in default in the performance of certain of its obligations under the Loan Agreement in that it has violated its financial covenants under Section III of Schedule B of the Loan Agreement for the fiscal year ending December 31, 2006 (collectively, the “Covenant Defaults”); and

WHEREAS, the Borrower, GI, and the Bank have agreed to waive the Covenant Defaults, to amend the provisions regarding availability under the Revolving Line of Credit in certain respects, and to amend the financial covenants under the Loan Agreement in certain respects, and, in consideration thereof, to increase the interest rates applicable to the Revolving Line of Credit and the Term Loan, all upon and subject to the terms and conditions of this Amendment, as amended hereby. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and promises contained herein, the parties agree as follows:

1. Waiver of Covenant Defaults. The Bank hereby acknowledges the Borrower’s Covenant Defaults under the Loan Agreement as of the fiscal year ending December 31, 2006. The Bank hereby waives the Covenant Defaults by the Borrower solely as of the fiscal year ending December 31, 2006. The foregoing waiver applies only to Borrower’s compliance with the financial covenants under Section III of Schedule B of the Loan Agreement as of the fiscal year ending December 31, 2006. The Bank does not waive compliance by the Borrower with any of its other covenants under the Loan Agreement or Loan Documents or for any other dates or for any other periods.

2. Amendment of Revolving Line of Credit Maximum Available Amount. The Loan Agreement shall be and hereby is amended by deleting Section I. A. of Loan Agreement in its entirety and replacing it with the following new Section I. A.:

“A. Maximum Available Amount. The maximum amount available to the BORROWER from time to time under the Revolving Line of Credit Loan shall be the lesser of (1) Five Million Dollars ($5,000,000.00) or (2) an amount equal to (a) Seventy Percent (70%) of Acceptable Accounts (as hereinafter defined) plus (b) the lesser of (i) One Million Dollars ($1,000,000.00), or (ii) Fifty Percent (50%) of Costs in Excess of Billings (as hereafter defined) less (c) Two Hundred Fifty Thousand Dollars ($250,000.00). For purposes of this Agreement, “Acceptable Accounts” shall mean those of BPG’s and its wholly owned subsidiaries’ accounts and accounts receivable as the BANK determines to be satisfactory, in the BANK's reasonable discretion and “Costs in Excess of Billings” shall mean the expected revenue to be generated pursuant to contracts for services performed or goods sold which have not yet been billed but would otherwise be deemed Acceptable Accounts once billed (“Revenue in Progress” or “RIP”) as the BANK determines to be satisfactory, in the BANK’s reasonable discretion. Subject to the foregoing, “Acceptable Accounts” and “Costs in Excess of Billings” shall not include any amounts subject to retainage or service charges or sales or other taxes and shall be limited to accounts and/or RIP: (i) which arise in the ordinary course of BPG’s and its wholly owned subsidiaries’ business from BPG’s and its wholly owned subsidiaries’ performance of services or sale of goods which have been performed or sold; (ii) which are less than one hundred twenty (120) days old from date of invoice (or date of performance of services or goods delivered with respect to RIP and Costs in Excess of Billings) (in the event that fifty percent (50%) of the accounts receivable from a particular account debtor are sixty (60) days or more old from invoice date, all of the accounts receivable from that particular account debtor shall be excluded from Acceptable Accounts and all of RIP with respect to that particular account debtor shall be excluded from Costs in Excess of Billings);

(iii) which are not evidenced by a promissory note or other instrument; (iv) which are payable in U.S. Dollars; (v) which are owed by any customer whose principal place of business is within the United States; (vi) which are owed by any corporation or other entity other than one which is related to BORROWER, or is of common ownership with BORROWER, or could be treated as a member of the same controlled group of corporations of which BORROWER is a member; (vii) which constitute valid, binding, and enforceable obligations of customers which are not subject to any claim, counterclaim, set off, credit, allowance, or chargeback; (viii) as to which BPG and its wholly owned subsidiaries has received no notice and has no knowledge as to whether the customer (or any guarantor or endorser thereof) is bankrupt or insolvent, or any other facts which make the collection of the account or RIP doubtful; (ix) which are not owed by any person employed by, or salesman of, BPG and its wholly owned subsidiaries; (x) which do not arise out of the sale by BPG and its wholly owned subsidiaries of goods consigned or delivered to BPG and its wholly owned subsidiaries on “sell or return” terms (whether or not compliance has been made with Section 2-326 of the UCC); and (xi) which do not arise out of any sale made on a “bill and hold”, dating, or delayed shipping basis. Notwithstanding the foregoing, Acceptable Accounts shall also include the accounts listed on Schedule A annexed hereto notwithstanding that said accounts may have billing that exceeds one hundred twenty (120) days from the date of invoice or have in excess of fifty (50%) percent of the accounts receivable from a particular account sixty (60) days or more old from invoice date provided that any such account shall still be excluded if it has billings that exceed one hundred eighty (180) days from the date of invoice. Accounts payable by BPG and its wholly owned subsidiaries to any customer shall be netted against accounts and RIP due from such customer. The BORROWER agrees that the BANK may, at any time or times, lower the stated percentage of Acceptable Accounts or Costs in Excess of Billings for purposes of determining the maximum available amount under the Revolving Line of Credit Loan as the BANK may determine in a commercially reasonable manner to be appropriate based upon any material deterioration of the BORROWER's condition, financial or otherwise, and/or of the condition or quality of the Collateral. The acceptance of or characterization by the BANK of any account as an Acceptable Account of any RIP includable in Costs in Excess of Billings shall not be deemed a determination by the Bank as to their respective actual values nor in any way obligate BANK to accept any account or RIP arising subsequently from such customer to be, or to continue to deem such account to be, an Acceptable Account, or such RIP includable in Costs in Excess of Billings. All accounts and RIP of BPG and its wholly owned subsidiaries, whether or not Acceptable Accounts or Costs in Excess of Billings, as the case may be, shall constitute Collateral under the Security Agreement. On a monthly basis, within fifteen (15) days of each month end, BORROWER shall deliver a certificate to BANK which sets forth a calculation of the maximum amount available under clause (2) of this Section I. A and which shall be accompanied by a reconciliation of accounts receivable and RIP and aging reports therefor, all in a form and detail reasonably acceptable to the BANK and prepared on a consistent basis by the BORROWER.”

3. Amendment of Interest Rates. The Loan Agreement shall be and hereby is further amended as follows:

(a) The definition of LIBOR Rate in Section III. A. of the Loan Agreement shall be and hereby is deleted in its entirety and replaced with the following:

“LIBOR Rate” means for the Revolving Line of Credit Loan a fixed per annum rate of interest equal to LIBOR plus 300 basis points (3.0%) and for the Term Loan a fixed per annum rate of interest equal to LIBOR plus 275 basis points (2.75%).”

(b) Section III. B. of the Loan Agreement shall be and hereby is deleted in its entirety and replaced with the following:

“B. Prime Rate. The principal balance outstanding from time to time, or portion thereof, under the Revolving Line of Credit Loan which is not subject to the LIBOR Rate shall bear interest at a variable annual rate equal to the Prime Rate plus 50 basis points (0.50%). The principal balance outstanding from time to time under the Term Loan which is not subject to the LIBOR Rate shall bear interest at a variable annual rate equal to the Prime Rate plus 25 basis points (0.25%).”

(c) Section III. E. of the Loan Agreement shall be and hereby is deleted in its entirety and replaced with the following:

“E. Default Interest Rate. During the continuance of an Event of Default, after maturity, or after judgment has been rendered on any of the Obligations, BORROWER’s right to select the LIBOR Rate shall cease and the unpaid principal of each Loan shall, at the option of the BANK, bear interest at the Prime Rate plus five and one-quarter percent (5.25%) per annum.”

4. Amendment of Financial Covenants. The Loan Agreement shall be and hereby is further amended as follows:

(a)  Paragraph A. of Section III of Schedule B of the Loan Agreement shall be and hereby is deleted in its entirety and replaced with the following:

“A. BPG and its wholly owned subsidiaries, including GUARANTOR, on a consolidated basis, shall have a minimum Tangible Capital Base (as hereinafter defined) of not less than One Million Ninety-Three Thousand Two Hundred Ninety-One Dollars ($1,093,291) as of December31, 2006, and as of the end of each of BORROWER’s fiscal quarters thereafter, which minimum Tangible Capital Base shall increase on a cumulative basis as of the end of each fiscal quarter by an amount equal to fifty percent (50%) of the Net Profits (as hereinafter defined) for such fiscal quarter. “Tangible Capital Base” means the value of BPG’s and its wholly owned subsidiaries’, including GUARANTOR’s, total assets on a consolidated basis (but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding Permitted Subordinated Debt, all as determined from the BORROWER's and GUARANTOR’s financial statements delivered to the BANK in accordance with the covenants of the BORROWER herein above (the “Financial Statements”). “Net Profits” means net profits of BPG and its wholly owned subsidiaries, including GUARANTOR, on a consolidated basis as determined on a consolidated basis in accordance with generally accepted accounting principles from the Financial Statements.”

(b) Paragraph B. of Section III of Schedule B of the Loan Agreement shall be and hereby is deleted in its entirety and replaced with the following:

“B. BPG and its wholly owned subsidiaries, including GUARANTOR, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio (as hereinafter defined) of not less than 1.1:1 as of the end of each of the fiscal quarters ending March 31, 2007 and June 30, 2007 and not less than 1.2:1 as of the end of each of BORROWER’s fiscal quarter thereafter. “Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA (as hereinafter defined), minus the sum of taxes, dividends, and non-financed capital expenditures paid in cash, for the applicable period (as determined in accordance with the provisions set forth below) ending on the date of determination, to (b) the sum of interest expense, lease expense, rent expense, required scheduled principal payments on long term debt and the current portion of capitalized lease obligations all for the twelve (12) month period ending on the date of determination. “EBITDA” means BPG’s and its wholly owned subsidiaries’, including GUARANTOR’s, net income (not inclusive of non-recurring expenses) on a consolidated basis, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges, for the period determined in accordance with the following: (i) for the fiscal quarter ending March 31, 2007, EBITDA shall be determined by annualizing the results of operations for such fiscal quarter; (ii) for the fiscal quarter ending June 30, 2007, EBITDA shall be determined by annualizing the results of operations for such fiscal quarter and for the fiscal quarter ending March 31, 2007; (iii) for the fiscal quarter ending September 30, 2007, EBITDA shall be determined by annualizing the results of operations for such fiscal quarter and for the fiscal quarters ending March 31, 2007 and June 30, 2007, and (iv) for the fiscal quarter ending December 31, 2007 and for each fiscal quarter thereafter, EBITDA shall be determined based upon actual results of operations for the four (4) fiscal quarter period then ending.”

(c) Paragraph C. of Section III of Schedule B of the Loan Agreement shall be and hereby is deleted in its entirety and replaced with the following:

“C. BPG and its wholly owned subsidiaries, including GUARANTOR, on a consolidated basis, shall maintain a ratio of Funded Debt (as hereinafter defined) to EBITDA (as defined and determined under Paragraph B of this Section III above) not exceeding 3.0:1 as of March 31, 2007, and as of the end of each of BORROWER’s fiscal quarters thereafter. “Funded Debt” means all of BPG’s and its wholly owned subsidiaries’, including GUARANTOR’s, outstanding liabilities for borrowed money and other interest-bearing liabilities on a consolidated basis, including current and long-term debt (including the Loans and Permitted Subordinated Debt).”

5. Permitted Subordinated Debt Defaults. Borrower represents and warrants to the Bank that, as of the Effective Date, the holder[s] of the Permitted Subordinated Debt has waived any and all defaults existing under the Permitted Subordinated Debt arising as a result of the Covenant Defaults under the Loan Agreement. Borrower shall provide written evidence of the same to Bank.

6. Reaffirmation of Representations and Warranties. Borrower and GI hereby confirm, reassert, and restate all of their respective representations and warranties under the Loan Agreement and the Loan Documents as of the date hereof.

7. Reaffirmation of Affirmative Covenants. Borrower and GI hereby confirm, reassert, and restate all of their respective affirmative covenants as set forth in the Loan Agreement and the Loan Documents as of the date hereof.

8. Reaffirmation of Negative Covenants. Borrower and GI hereby confirm, reassert, and restate all of their respective negative covenants as set forth in the Loan Agreement and the Loan Documents as of the date hereof.

9. Joinder to Loan Agreement.

(a) The Loan Agreement is hereby amended to join and include BPI, jointly and severally, as a guarantor thereunder, such that each reference to “GUARANTOR” in the Loan Agreement shall hereafter mean and include each of the current guarantors and BPI, jointly and severally. Borrowers shall take such actions as reasonably necessary to enable BPI to become a guarantor under the Loan Agreement. BPI hereby joins and states all the representations and warranties and affirmative and negative covenants of the GUARANTOR under the Loan Agreement as of the date hereof.

(b) Upon the execution of this Joinder and Amendment, BPI shall execute and deliver to bank (i) a certain Guaranty Agreement, (ii) a certain Security Agreement, (iii) a certain Stock Pledge and Security Agreement, and (iv) such other related loan documents reasonably requested by the Bank, all in a form acceptable to the Bank.

10.  No Other Modifications. Except as specifically modified or amended herein or hereby, all of the terms and conditions of each of the Loans, the Loan Agreement, and the Loan Documents, remain otherwise unchanged, and in full force and effect, all of which are hereby confirmed and ratified by the parties hereto.

11. Bank Fee. For and in consideration of the Bank entering into this Amendment, the Borrower shall pay to the Bank a fee in the amount of Fifteen Thousand Dollars ($15,000.00), due and payable in full on the Effective Date. Borrower consents to Bank charging Borrower's Revolving Line of Credit loan account for any such fee.

12.  Costs and Expenses of Bank. The Borrower agrees to reimburse the Bank for all reasonable costs, expenses, and fees, including attorneys' fees, associated with the documentation of this Amendment. Borrower consents to Bank charging Borrower's Revolving Line of Credit loan account for any such costs, expenses and fees.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the date first set forth above.

WITNESSES:	BANK:

BANKNORTH, N.A.

______________________________________	By: ____________________________________
John Mercier, Senior Vice President

BORROWER:

BRANDPARTNERS GROUP, INC

______________________________________	By: ____________________________________
Signature and Title/Duly Authorized

BRANDPARTNERS RETAIL, INC.

______________________________________	By: ____________________________________
Signature and Title/Duly Authorized

GUARANTOR:

GRAFICO INCORPORATED

______________________________________	By: ____________________________________
Signature and Title/Duly Authorized

BUILDING PARTNERS, INC.

______________________________________	By: ____________________________________
Signature and Title/Duly Authorized

SCHEDULE A

1.	Bank of America
2.	Sun Trust Bank
3.	National City
4.	Comerica
5.	Sovereign
6.	Am South
7.	Regions Bank
8.	M&T Bank

As well as any other account that is deemed credit worthy by Bank